EXHIBIT 12.2


        CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                NINE MONTHS ENDED APRIL 30, 1997
                  (DOLLAR AMOUNTS IN THOUSANDS)




EARNINGS:

  Net income                $57,255

  Interest expense           19,758

  Other adjustments             394
                             ------
                            $77,407
                            =======

FIXED CHARGES:

  Interest expense          $19,758

  Capitalized interest          868

  Other adjustments             248
                             ------
                            $20,874
                            =======

RATIO OF EARNINGS TO
FIXED CHARGES                   3.7